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                                                                      EXHIBIT 11

                               GALEN HOLDINGS PLC

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                                TABLE OF CONTENTS

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INTRODUCTION/GENERAL STATEMENT.....................................................     1

         Corporate Social Responsibility Policy....................................     1

COMPLIANCE WITH THE CODE...........................................................     2

         Understanding the Code....................................................     2
         Violations of the Code....................................................     3
         Reporting Violations; Confidentiality.....................................     3
         Certificate of Compliance.................................................     4
         Waivers/Modifications.....................................................     5

BUSINESS CONDUCT AND PRACTICES.....................................................     5

         Accuracy and Retention of Business Records................................     5
         Company Property..........................................................     6
         Frauds and Thefts.........................................................     6
         Money Laundering Prevention...............................................     7
         Privacy...................................................................     7
         Confidential Information..................................................     8
         Computer Resources, Security and Internet Usage...........................     9
         Intellectual Property.....................................................    11

CONFLICTS OF INTEREST..............................................................    12

         General Guidance..........................................................    12
         Family Members and Close Personal Relationships...........................    13
         Corporate Opportunities...................................................    13
         Outside Employment, Affiliations or Activities............................    13
         Gifts, Gratuities and Entertainment.......................................    14
         Fair Dealing..............................................................    15
         Relationships with Suppliers or Service Providers.........................    15
         Consultants and Agents....................................................    16

COMPLIANCE WITH LAWS AND INSIDER TRADING...........................................    16


ANTITRUST AND UNFAIR COMPETITION...................................................    17

         Antitrust.................................................................    18
         Unfair Competition........................................................    20

ENVIRONMENT........................................................................    20
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RELATIONS WITH GOVERNMENT AGENCIES AND OUTSIDE ORGANIZATIONS.......................    21

         Generally.................................................................    21
         Selling to Government Institutions........................................    21
         Personal Involvement and PACs.............................................    22
         Government Procurement....................................................    22
         Responding to Government and Other Inquiries..............................    22
         Tax Violations............................................................    23
         Media Relations...........................................................    23

DOING BUSINESS INTERNATIONALLY.....................................................    24

         Generally.................................................................    24
         Foreign Corrupt Practices Act.............................................    24
         Export Control Laws.......................................................    25
         Imports...................................................................    26
         International Boycotts....................................................    26

MISCELLANEOUS PROVISIONS...........................................................    27

         Product Quality and Regulatory Compliance.................................    27
         Employment of Closely Related Persons.....................................    27
         Drugs and Alcohol.........................................................    28
         Equal Employment Opportunity..............................................    29
         Workplace Harassment......................................................    30
         Work and Life Resources...................................................    30
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APPENDIX A

WHISTLEBLOWER PROCEDURES

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INTRODUCTION/GENERAL STATEMENT

Maintaining good relations through ethical practices in all business dealings is a responsibility to our suppliers, customers, colleagues, and all others affected by our business. As a principle of sound management, the Company believes business ethics, honesty, and integrity are the foundation of all business relationships. This Code of Ethics is applicable to all directors, officers and other employees of Galen Holdings PLC and its subsidiaries. Unless the context otherwise requires, we refer to all such persons as "colleagues" in this policy and Galen Holdings PLC and its subsidiaries collectively as the "Company".

Employment with the Company carries with it a responsibility to be constantly aware of the importance of ethical conduct.

CORPORATE SOCIAL RESPONSIBILITY POLICY

Galen is committed to the development, manufacturing and marketing of pharmaceutical products. We recognise that our business activities have an influence on the environmental and social spheres as well as the economic, and we accept that we have a duty to carry out these business activities in a socially responsible manner.

Our current initiatives seek to promote an effective socially responsible approach. The practices, set out below, establish how we intend to continue achieving our goals in the future. We will endeavour to:

         - meet or exceed legal requirements or regulations and we will aim to satisfy international agreements, where these are relevant to our business;

         - create a culture where all our staff will be informed of their individual responsibility, and will be encouraged to consider social, environmental and ethical issues as an everyday part of their role;

         - create a culture where social considerations are integrated into all activities across the business;

         - conduct business as a responsible corporate member of society committed to the continual improvement in all aspects of our performance;

         - provide a safe and healthy work environment for all our colleagues, where we can work to eliminate all injuries and incidents;

         - economise on the use of natural resources and work to minimise the impact on the environment;

         - provide information on our policies and communicate openly with all interested parties;

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         -    ensure managers shall have processes for consulting with
              colleagues on social responsibility matters in order to encourage their involvement and commitment and to provide them with information;

         - select key suppliers after considering their approach to their social responsibilities, to ensure that competent partners are selected who comply with all appropriate legislation or regulations;

         - ensure that no applicant or colleague either directly or indirectly is subjected to unlawful discrimination or harassment on account of or based on their race, colour, religious creed, sex, affectional or sexual orientation, disability, marital status, age, national origin, ancestry, atypical hereditary cellular or blood trait, liability for service in the Armed Forces of the United States or veteran status or any other characteristic protected by applicable law; and that no applicant or colleague is placed at a disadvantage by requirements or conditions which cannot be shown to be relevant to performance.

         - ensure equal employment opportunity without regard to race, colour, religious creed, sex, affectional or sexual orientation, disability, marital status, age, national origin, ancestry, atypical hereditary cellular or blood trait, liability for service in the Armed Forces of the United States or veteran status or any other characteristic protected by applicable law. While this document cannot be considered an employment contract between the Company and its colleagues, we view the principle of equal opportunity as a vital element in the employment process and as a hallmark of good management.

COMPLIANCE WITH THE CODE

COMPLIANCE WITH THE CODE IS REQUIRED AT ALL TIMES - IGNORANCE OF ITS PROVISIONS IS NO EXCUSE. ALL UNLAWFUL OR UNETHICAL BEHAVIOUR MUST BE REPORTED PROMPTLY.

UNDERSTANDING THE CODE

The Company takes this Code of Conduct very seriously. All colleagues must follow the ethical standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of our ethical standards that they may witness or of which they may otherwise become aware. Doing so is not an act of disloyalty, but an action that shows your sense of responsibility and fairness to your fellow colleagues, our customers, suppliers and shareholders. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another colleague as provided in this Code is against the law.

It is the responsibility of colleagues to read carefully and understand this Code, but we do not expect this Code to answer every possible question a colleague may have in the course of conducting business. Furthermore, if colleagues are concerned about an ethical situation or are not sure whether specific conduct meets the Company's standards of conduct, colleagues are responsible for asking their supervisors, managers or other appropriate personnel any questions that they may feel are necessary to understand the Company's expectations of them. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the

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Company or the colleagues involved if the details were fully disclosed to the public. If it might, colleagues should seek clarification from their supervisors, managers or other appropriate personnel.

VIOLATIONS OF THE CODE

Colleagues who fail to comply with these policies, including supervisors who fail to detect or report wrongdoing, may be subject to disciplinary action up to and including termination of employment. The following are examples of conduct that may result in disciplinary measures:

         -    actions that violate a Company policy;

         -    requesting others to violate a Company policy;

         - failure to promptly raise a known or suspected violation of a Company policy;

         - failure to cooperate in Company investigations of possible violations of a Company policy;

         - retaliation against another colleague for reporting an integrity concern; or

         - failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law.

It is important to understand that violation of certain of these policies may subject the Company and the individual colleague involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying certain regulatory reporting, investigative and other obligations that may follow the identification of a violation.

REPORTING VIOLATIONS; CONFIDENTIALITY

The Company has established the following procedures colleagues can use for getting help with a potential issue or reporting a violation of the Code or other problem. When you believe you or another colleague may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your Supervisor or to a representative of the Legal Department. Similarly, if you are a supervisor and you have received information from a colleague concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter without delay to the Legal Department.

If you need additional guidance, the Company provides further alternative venues for raising your concerns. The Company has designated a core team of colleagues who together form the Ethics Committee. These individuals represent another venue for you to pursue your concerns. The Ethics Committee includes:

Anthony D. Bruno
Executive Vice President, Corporate Development and General Counsel
Tel: (973) 442-3371
e-mail: tbruno@wclabs.com

Alvin Howard
Vice President, Regulatory Affairs
Tel: (973) 442-3233

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e-mail: ahoward@wclabs.com

Kathryn MacFarlane
Vice President, Global Marketing
Tel: (973) 442-3382
e-mail: kmacfarlane@wclabs.com ]

Dr. Harold Ennis
Director and Chairman, Audit Committee
Tel: 011-44-28-90-42-6197
e-mail: ennis@ailsa3.fsnet.co.uk

Throughout this Code, when appropriate, we have designated specific contacts for specific issues. If no contact is listed, please follow the procedure outlined above to report any issues or to ask any questions that you may have. If you don't know where to go, contact one of the members of the Ethics Committee listed above.

All reports and inquiries will be handled confidentially. Colleagues may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no colleague will be subject to retaliation or punishment for reporting suspected unethical or illegal conduct by another colleague as provided in this Code or for coming forward to alert the Company of any questionable situation.

The Company has adopted Whistleblower Procedures, which are attached as Appendix A to this Code. The Whistleblower Procedures relate to complaints and concerns of employees and shareholders regarding (i) questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company's accounting policies and
(ii) retaliation against employees who report such matters.

CERTIFICATE OF COMPLIANCE

On an annual basis, the Company will ask its Executive Chairman, Chief Executive Officer, Chief Financial Officer, Executive Vice President and General Counsel and President, Pharmaceuticals, all Senior Vice Presidents and select colleagues to certify that they are "aware of and are in compliance with the Company's policies on ethical behavior." The certificate also requires that these senior officers and other colleagues list any violations or questionable activities they have witnessed or heard about, or certify that they are not aware of any such activities.

In addition, all prospective colleagues will be required to accept, as a condition of employment, that "if they are employed by the Company" they will comply with the Company's policies with respect to business conduct and ethics. Each colleagues will be provided with a copy of this Code which contains information on the Company's ethical principles and values, as well as the recommended process for addressing ethical dilemmas and will be asked to sign an

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acknowledgement that he or she has received the Code and understands that compliance with the Code is mandatory.

Once again, you and every other colleague must report possible violations of our ethical principles whenever you see them or learn about them. And if you don't know whether something is a problem, ask.

WAIVERS/MODIFICATIONS

In certain limited situations, the Company may waive application of the Code to colleagues, officers or directors. With respect to executive officers and directors, any such waiver requires the express approval of the Audit Committee. Furthermore, the Company will disclose to its shareholders any such waivers granted to any of its executive officers or directors.

BUSINESS CONDUCT AND PRACTICES

COLLEAGUES ARE EXPECTED TO FAMILIARIZE THEMSELVES WITH ALL OF THE COMPANY'S PRACTICES AND PROCEDURES. IF YOU ARE UNSURE HOW THESE MAY APPLY TO YOU - ASK.

ACCURACY AND RETENTION OF BUSINESS RECORDS

Colleagues involved in the preparation of the Company's financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. In particular, Company policy prohibits any colleague from knowingly making or causing others to make a misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the United Kingdom Listing Authority, the Financial Services Authority, Nasdaq(R) Stock Market or the Securities and Exchange Commission).

Company policy also prohibits any colleague from directly or indirectly falsifying or causing others to falsify any Company or client documentation. In addition, a colleague must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company's financial statements from being misleading. Colleagues are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

The Record Management team has responsibility for developing, administering and coordinating the record management program, which establishes procedures for the retention, storage, retrieval and destruction of all records created or received by the Company. Records must be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. Colleagues can contact the Record Management team for specific information on record retention.

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Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if a colleague has reason to believe that a violation of the law has been committed or that a government criminal and/or regulatory investigation is imminent, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Legal Department.

All Company books, invoices, records, accounts, funds and assets must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying transactions and disposition of Company business. No entries may be made that intentionally conceal or disguise the true nature of any Company transaction.

In addition, if a colleague believes that the Company's books and records are not being maintained in accordance with these requirements, the colleague should report the matter directly to their supervisor or to a member of the Ethics Committee.

COMPANY PROPERTY

All directors, officers and other colleagues should protect the Company's assets and ensure their efficient use. The Company's assets, whether tangible or intangible, are to be used only by authorised colleagues or their designees and only for the legitimate business purposes of the Company.

Colleagues are not permitted to take or make use of, steal, or knowingly misappropriate the assets of the Company, including any confidential information of the Company, for the colleague's own use, the use of another or for an improper, unauthorised or illegal purpose. Colleagues are not permitted to remove or dispose of anything of value belonging to the Company without the Company's prior written consent. No colleague may destroy Company assets without permission. Participation in unlawful activities or possession of illegal items or substances by a colleague, whether on Company property or business or not, may jeopardise the colleague's employment with the Company.

FRAUDS AND THEFTS

Company policy prohibits fraudulent activity and establishes procedures to be followed to ensure that incidents of fraud and theft are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by a colleague that injure suppliers and customers, as well as those that injure the Company and its colleagues.

Colleagues and agents who suspect that any theft or fraudulent activity may have occurred must immediately report such concern to a member of the Ethics Committee. The Legal Department should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged violation. Such allegations, if proven, may lead to the dismissal of the colleague, the involvement of local law enforcement agencies and actions to recover Company funds or property. No colleague or agent may sign a criminal complaint on behalf of the Company without prior written approval of the Legal Department.

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MONEY LAUNDERING PREVENTION

The Company is committed to fully complying with all applicable anti-money laundering laws in the United Kingdom, the United States and throughout the world. To that end, each Company business unit has a due diligence process, tailored to its particular business environment, to obtain enough information and documentation about prospective customers, joint venture partners and affiliates to ensure that they are involved in legitimate business activities and that their funds come from legitimate sources.

Each business unit must identify the types of payments that have become associated with money laundering activity (for example, multiple money order or travelers checks, large amounts of cash, or checks on behalf of a customer from an unknown third party) and follow the rules that restrict or prohibit acceptance of them.

If colleagues encounter any suspicious customer activity that may indicate money laundering, they must promptly convey their concern to the Legal Department. Under no circumstances should any colleague participate in any money laundering activity.

PRIVACY

It is Company policy to comply with the applicable privacy and data protection laws, regulations and treaties in order to protect personal information that the Company collects from, or maintains about, colleagues or individual patients, consumers or customers.

Colleagues must take care to protect individually identifiable colleague, customer, consumer or patient information from inappropriate or unauthorised use or disclosure. Furthermore, colleagues must provide individual customers, consumers and patients with, as required by law:

         -    notice of relevant privacy policies;

         - descriptions of the types of information being collected and maintained and the uses to be made of the information, together with details of third parties to whom the Company may pass it;

         - details of how they may access the information for verification and correction; and

         -    details of how the Company provides security for the information.]

Colleagues may not acquire, use, or disclose individual colleague, consumer, customer or patient information in ways that are inconsistent with the Company's privacy policies or with applicable laws or regulations. Finally, colleagues should consult with the Legal Department before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual colleague, patient, consumer or customer information.

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CONFIDENTIAL INFORMATION

The Company has a highly valuable asset in the non-public, confidential and proprietary information that relates to the present or planned business of the Company, its suppliers, vendors, competitors, consumers, customers and/or clients ("Confidential Information"). "Trade secrets" and "know-how" are types of Confidential Information, but the general category is broader. Confidential Information includes, but is not limited to:

         - Computer software, systems, databases, documentation and all data therein;

         - Financial data (including investments, profits, pricing, costs, and accounting);

         -    Inventions, new products, research and development;

         -    Manufacturing processes, techniques and formulae;

         -    Marketing, advertising and sales programs and strategies;

         -    Merger, acquisition or divestiture activity;

         - Personnel information (including compensation, recruiting and training);

         -    Regulatory approval strategies; and

         -    Strategic business plans.

Company colleagues are expected to protect the confidentiality of all Confidential Information, whether obtained from, or relating to, the Company and/or its suppliers, vendors, customers, competitors, consumers or clients, whether or not they have a formal confidentiality agreement with the Company. Colleagues should not disclose (even to family) or use any Confidential Information for any purpose other than on a "need to know" basis within the Company. Similarly, colleagues should not attempt to obtain or learn Confidential Information that they do not need to know to perform their own employment duties. This obligation lasts during the entire term of one's employment with the Company and at all times thereafter.

Colleagues should not discuss confidential matters in the presence or within hearing range of unauthorised persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Cellular telephones or other non-secure means of communication should be used with care.

If a colleague believes it is appropriate for business reasons, or required by law or regulation, to disclose or use Confidential Information outside the Company, the Legal Department must be contacted before the disclosure or use of such information to discuss the proper protective measures. Colleagues should also contact the Legal Department if any uncertainty exists as to whether certain information is, in fact, Confidential Information. Any unauthorised use or disclosure of Confidential Information may subject a colleague to termination of employment and/or to civil or criminal liability, and prosecution by the Company and/or a third party.

All companies regard their confidential information as extremely valuable. Colleagues should not attempt to obtain confidential information from any third parties, including suppliers, vendors, customers, clients or competitors, without contacting the Legal Department in advance. If the Company executes a confidentiality agreement with a third party regarding confidential information to be disclosed to the Company, all colleagues must honor the terms of such agreement.

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The Company respects the confidential information of its competitors. Under no circumstances should a colleague conceal or misrepresent his/her true identity or purpose to obtain confidential information from others. No person may be hired to obtain his/her specific knowledge of a former employer's confidential information, nor placed in a position that would inevitably require the disclosure of such information. Offering a job to an executive of a direct competitor requires the approval of the Legal Department and the Company's Chief Executive Officer before any active negotiations are commenced.

COMPUTER RESOURCES, SECURITY AND INTERNET USAGE

The Company's telephone systems (including mobile phones issued by the Company), computers, hardware, software, systems, networks and documentation, and the information contained therein or transmitted thereby (the "Systems") are all Company property, including laptops, PCs, PDAs, Jornadas(R) and Company systems accessed and used remotely. The Company expects all colleagues using its Systems to observe the highest standards of professionalism and Company security at all times. To this end, the following policies and principles apply:

a. Colleagues must ensure the integrity and confidentiality of their unique user identification codes and passwords. Any breach or suspected breach must be reported to appropriate management immediately.

b. Colleagues must not access the Systems without authorization, including by use of someone else's password, or exceed their authorised access on such Systems.

c. Colleagues must log out before leaving the presence of any Systems that do not support an automated log out process.

d. Colleagues must not alter, delete or destroy any information contained on any System without prior authorization, except in accordance with the document retention policy.

e. Colleagues must not obstruct the authorised operation of the Systems, including through use of a virus, worm or other corruptant.

f.       Colleagues must protect the integrity and security of all Systems.

g. Colleagues may not install or download software or condensed files without prior permission from the IT Department because of concerns relating to the integrity of the Systems, security and virus protection.

h. All software must be used only in ways consistent with the copyrights and other rights of their vendors, authors and owners in accordance with all terms of any license agreement governing the use of such software.

i. Colleagues may not download or utilize entertainment software or games on the Systems.

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j.       Colleagues must use all Systems (including any use of the Internet accessed via any Systems) only to further Company business and not for personal gain or non-business related communications. This obligation extends to accessing the Internet, although the Internet (including e-mail) may be accessed occasionally for limited personal use if the use does not (i) interfere with any colleague's work performance; (ii) harm the operation of the systems (e.g., by creating excessive amounts of traffic or overloading); or (iii) violate any other provision of this policy or any other policy, guideline, or standard of the Company. Any such personal use is at the colleague's sole risk.

k. Limited personal use of the Company's telephone system is permitted where such use does not interfere with any colleague's work performance or violate any other provision of this policy or any other policy, guideline, or standard of the Company. The Company may also check voicemail messages when colleagues are absent. In the UK, a telephone not subject to monitoring will be made available to colleagues for any necessary personal phone calls.

l. Only authorized colleagues may communicate on the Internet, including by e-mail, on behalf of the Company. Colleagues may not express opinions or personal views in any manner that may allow them to be misconstrued as being those of the Company. Colleagues may not state their Company affiliation on the Internet unless required as part of their assigned duties. Colleagues may not purchase goods or services for their personal use through the Internet in circumstances that would or may obligate the Company.

m. The use of the Systems must conform to its legal and human resources policies. For example, e-mail messages should never be used for communications that (i) are insulting, disruptive, offensive, inappropriate; (ii) could be considered sexually explicit, or pornographic; (iii) could constitute sexual harassment or racial discrimination, or (iv) could be viewed as disparaging of any race or color, gender, sexual orientation, national origin, religion, political belief or disability, or (v) could constitute an infringement of others' intellectual property rights.

n. Colleagues should draft, send and forward e-mail with the same standards of care and quality as they use for a formal business letter. The quality of writing in an e-mail message originating from the Company directly reflects on the Company.

o. Colleagues may not initiate or forward chain e-mail or SPAM. Chain e-mail is a non-business message sent to others asking each recipient to send copies with the same request to a specified number of others. SPAM is unsolicited bulk e-mail.

p. The sender of any e-mail or chat message on any System is wholly responsible for the content of the message and must ensure that the message is not inappropriate, embarrassing or offensive to the recipient(s), any other person or the Company.

q. Colleagues using the Internet also should be aware that it is a "non-secured" communication vehicle. Any information sent via the Internet is susceptible to wrongful interception by third parties. Accordingly, Internet communications, including external

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         e-mail messages to customers, suppliers and other Company business partners, should be used with caution when transmitting Confidential Information.

r. Colleagues should also be aware that, when they visit a website from a Company computer, Internet technology may permit the website owner to identify both them and the Company. Colleagues should not visit websites or construct searches using names or terms that, in conjunction with the Company's name, would allow a third party to deduce Confidential Information.

s. It is the duty of each user of the Systems to adhere to these policies and principles. Any use of the Systems in violation of these policies and principles may result in disciplinary action, including termination of employment.

t. Personal use of any System is a privilege that may be revoked at any time.

ALL COLLEAGUES ARE SUBJECT TO ANY OTHER COMPANY POLICIES AND PROCEDURES REGARDING THE USE OF THE SYSTEMS. THE COMPANY RESERVES THE RIGHT TO MONITOR ITS SYSTEMS AND TO ACCESS, VIEW, LISTEN TO AND MONITOR THE COMPUTERS, VOICEMAIL SYSTEMS, TELEPHONE USAGE, ELECTRONIC MAIL AND INTERNET USAGE OF ITS COLLEAGUES TO ENSURE COMPLIANCE WITH THE ABOVE POLICIES AND OTHERWISE AS NECESSARY TO FURTHER THE VALID BUSINESS INTERESTS OF THE COMPANY. BY USING THE SYSTEMS, ALL COLLEAGUES CONSENT TO SUCH ACCESS VIEWING AND MONITORING.

INTELLECTUAL PROPERTY

The Company has highly valuable assets in its patents, inventions, technology, know-how, copyright works, trademarks, logos, product designs, domain names, Confidential Information and other forms of intellectual property. Colleagues must therefore comply with the Company's requirements and procedures to protect and preserve all of this intellectual property.

Ownership. Pursuant to an agreement signed on a colleague's first day of employment, all colleagues agree to assign to the Company all patent rights in any patentable subject matter invented or discovered within the scope of their employment, on Company time and/or through the use of Company resources. This is in addition to the Company's ownership of all inventions of colleagues employed by the Company in the United Kingdom which they invent in the course of their duties as its employees or in other circumstances provided by UK law.

According to U.K. and U.S. law, the Company is the sole owner of the copyright in all works of authorship made by colleagues in the course of their employment, whether such works are created at the office, a colleague's home or elsewhere. Such works are considered "works made for hire" under U.S. law.

The Company is the sole owner of all intellectual property rights in its Confidential Information (p. 8) and Systems (p. 9) and all trademarks, logos, product designs and domain names that the Company uses.

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Notices and Legends. All Company products and materials should be published, distributed and/or sold only with the proper notices and legends required or recommended by law (e.g., (C), (R), TM or "patent" or "patent pending" notation). Use of these notices and legends helps to protect the Company's intellectual property rights against infringement by others. Colleagues should consult the Legal Department with any questions about the use of proper notices and legends and should not use any such notices or legends unless the Legal Department has first approved that use.

Rights of Others. The Company respects the intellectual property of others, including its competitors. Colleagues are not to copy, modify or distribute (including via the Internet or electronically) any computer software, databases, website or written materials (including magazine or other articles), the intellectual property in which is not owned or licensed for such use by the Company without consulting the Legal Department in advance. This prohibition applies even to purely internal distributions of such materials. The Company has many agreements with third parties regarding the use of their intellectual property, and all colleagues are expected to abide by their terms. Colleagues must not remove copyright, trademark or patent notices from any materials that they use.

International Rights. Intellectual property laws differ in each country; colleagues should consult with the Legal Department before engaging in any activity discussed in this policy outside their home country.

CONFLICTS OF INTEREST

AVOID CONFLICTS OF INTEREST IN PERFORMING YOUR DUTIES AND SEEK THE ADVISE OF YOUR SUPERVISOR OR THE LEGAL DEPARTMENT WHEN ANY ACTUAL OR POTENTIAL CONFLICTS ARISE.

GENERAL GUIDANCE

A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the corporation as a whole. A conflict situation can arise when a colleague, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a colleague, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Company and its shareholders as a whole. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect the Company's independent and sound judgment. Directors, officers and other colleagues should not have, unless previously disclosed to the Legal Department, outside interests which conflict or appear to conflict with the best interests of the Company. Directors, officers and other colleagues are expected to act solely for the benefit of the Company and not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided, and if unavoidable, must be disclosed to the Company (whether through disclosure to the Board, in the case of a director or the Chief Executive Officer, or to your supervisor, in any other case) at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Board of Directors, your supervisor or the Legal Department for guidance.

FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

Conflicts of interest may arise when doing business with or competing with organizations in which colleagues' family members have an ownership or employment interest. Family members include spouses, domestic partners, children, stepchildren, wards, grandchildren, parents, grandparents, siblings, in-laws, uncles, aunts, nieces, nephews, and cousins. Colleagues may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which a colleague or a colleague's family member is associated unless specific written approval has been granted in advance by the executive officer who leads such colleague's Department.

Directors, officers and other colleagues may not seek or accept loans or guarantees of obligations from the Company for themselves or their family members. Furthermore, colleagues may not seek or accept loans or guarantees of obligations (except from banks), for themselves or their family members, from any individual, organization or business entity doing (or seeking to do) business with the Company. Colleagues must report to their supervisor promptly all offers of the above type, even when refused.

CORPORATE OPPORTUNITIES

It is Company policy that directors, officers and other colleagues may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information, or position for personal gain. Furthermore, directors, officers and other colleagues should not compete with the Company unless such competition is disclosed to the Legal Department and approved or determined to be immaterial. Colleagues, officers and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

OUTSIDE EMPLOYMENT, AFFILIATIONS OR ACTIVITIES

A colleague's primary employment obligation is to the Company. Any outside activity, such as a second job, self-employment, charitable or volunteer activity, must be kept completely separate from their activities with the Company. Colleagues may not use Company customers, suppliers, time, name, influence, assets, facilities, materials or services of other colleagues for outside activities unless specifically authorised by the Company, including in connection with charitable or other volunteer work. If any outside activity begins or is likely to have an adverse effect on a colleague's performance at the Company, the colleague's supervisor may discuss the situation with him/her. The Company does not discourage outside activities, however, we suggest moderation as a general guideline.

A direct conflict between outside work or activities and employment with the Company will not be allowed and may lead to discharge.

The following activities by a colleague require prior written approval from the colleague's supervisor:

    - Service as a director, trustee or officer of any business, or any charitable, civic, religious, political or educational organization (other than a residential co-operative or condominium board).

    - Service as an executor, trustee, guardian or conservator of the estate of any individual, even if family-related. However, being named in a document which has yet to take effect does not require prior approval.

    - Having an interest in any enterprise, even if family-related, other than investments made in the colleague's personal brokerage accounts as discussed below.

    - Voting on, or participating in, any business matter involving another company in which the colleague has a personal interest, including as a shareholder. However, a colleague may exercise his or her rights as a shareholder of a publicly traded company without prior approval.

Colleagues may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, the Company unless specific written approval has been granted in advance by the Legal Department. As a guide, "a significant financial interest" is defined as ownership by a colleague and/or family members of more than 1% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the colleague and/or family members.

Further, colleagues may not do any of the following without first disclosing that fact in writing to their immediate supervisor and to the Legal Department:

    - Accept business opportunities, commissions, compensation or other inducements, directly or indirectly, from persons or firms that are customers, vendors or business partners of the Company.

    - Acquire Company property or services on terms other than those available to the general public or those specifically approved by the Company.

    - Engage in any conduct with customers, vendors, or any other person or entity with whom the Company does business or seeks to do business when the conduct might appear to compromise the colleague's judgment or loyalty to the Company.

Additionally, if a colleague's family member works for a business that is itself in competition with the Company, this circumstance must be disclosed to the Legal Department without delay.

GIFTS, GRATUITIES AND ENTERTAINMENT

Colleagues and their family members must not accept, directly or indirectly, gifts, gratuities or entertainment from persons, firms, or corporations with whom the Company does or might do business that are greater than nominal in value. Any question you may have regarding whether a gift or benefit sought to be bestowed upon you is nominal in value should be addressed to the Legal Department. It is the Company's policy not to offer gifts, gratuities or entertainment to persons, firms or corporations with whom the Company does or might do business, except for modest items and reasonable entertainment. Gifts, gratuities or entertainment that affect or give the appearance that the colleague's business judgment could be affected must be avoided and refused. Gifts, gratuities and entertainment that may be acceptable are those that reflect common courtesies and responsible business practice. All gifts, gratuities and entertainment must be properly reported on expense statements.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when colleagues are guests in another country, and the gift is something from that country offered as part of a public occasion or other custom. In these cases, the colleague to whom the gift was offered may accept the gift on behalf of the Company, report it to a supervisor and turn it over to the Company.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customers. To remain an appropriate donation, the contribution should not be connected to any specific customer purchases or purchasing commitments.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager in your sales organization. Colleagues are not permitted to make a donation at a customer's request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved in advance and paid by the Company.

FAIR DEALING

Each colleague should endeavour to deal fairly with the Company's customers, suppliers, competitors and colleagues. No colleague should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

RELATIONSHIPS WITH SUPPLIERS OR SERVICE PROVIDERS

The Company encourages good supplier relations. However, colleagues may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Colleagues whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers or service providers, must not exploit their position for personal gain. Under no circumstances may any colleague receive cash or cash equivalents from any supplier, whether directly or indirectly. Samples

It is accepted business practice for vendors to distribute samples to potential purchasers in compliance with applicable law. Company policy is that, to the extent necessary to make a reasoned appraisal of new products, samples of such products may be accepted in small quantities only by colleagues responsible for procuring such products.

CONSULTANTS AND AGENTS

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained. Colleagues must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing.

No colleague may indirectly or through an agent, do anything prohibited under the Company's Code. Agents are required to observe the same standards of conduct as Company colleagues when conducting business for the Company. These individuals should be given a copy of this Code of Business Conduct and Ethics. This requirement should be reflected in the agent's written agreement with the Company.

COMPLIANCE WITH LAWS AND INSIDER TRADING

KNOW, RESPECT AND COMPLY WITH ALL LAWS, REGULATIONS AND RULES APPLICABLE TO THE CONDUCT OF THE COMPANY'S BUSINESS. THE PENALTIES FOR FAILURE TO DO SO CAN BE VERY SERIOUS.

The Company operates within the bounds of the laws, rules and regulations that affect the conduct of its business. Directors, officers and other colleagues are expected to know and to follow all appropriate legal and regulatory requirements. Supervisors, managers and other appropriate personnel must ensure that colleagues understand their individual responsibilities and that colleagues are kept informed of the requirements relating to their jobs. Supervisors, managers and other appropriate personnel must also be available to answer colleague questions or concerns and guide them to other Company subject-matter experts when necessary. The Company's suppliers and agents, including representatives and consultants, should also be kept informed of their responsibilities, where appropriate. The consequences for failing to follow applicable laws, rules and regulations, are potentially very serious and may include termination of employment.

The Company's policy against insider trading is designed to promote compliance with applicable securities laws and to protect the Company as well as Company representatives from the potentially very serious civil and criminal liability and penalties that may result from violations of these laws. The Company is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort.

Insider trading is both illegal and unethical. U.S. federal and state securities laws, U.K. law and Company policy prohibit the buying or selling of securities on the basis of material, non-public information. Directors, officers and any other colleagues, at any level, who are or become aware of such information relating to the Company or any other relevant businesses, may not, directly or indirectly, use such information in connection with the purchasing or selling of any securities of the Company or of these businesses. Directors, officers and any other colleagues prohibited from purchasing or selling the securities of the Company or such other businesses because they possess material, non-public information, may not collude with any other person to purchase or sell securities on their behalf. Any purchases or sales made by another person on a colleague's behalf will be attributable to that colleague. Material non-public information may not be disclosed to any person outside the Company (including relatives, friends or business associates and regardless of the purpose for which such disclosure may be made) until authorised Company officials have adequately disclosed the information to the public. For any questions regarding these topics, please consult with the Legal Department.

Colleagues are also expected to comply with U.K. market abuse regulations. Colleagues must therefore refrain from misusing any material, non-public information, creating a false or misleading impression, particularly in relation to the Company's securities which are listed on the London Stock Exchange and Nasdaq, or distorting those markets in a way which a regular observer of that market would regard as amounting to a failure to observe the standard of behaviour reasonably expected of a person in his of their position in relation to the market.

Short-term investment activity in the Company's securities, such as trading in or writing options, arbitrage trading or "day trading," is not appropriate under any circumstances, and accordingly is prohibited. In addition, colleagues should not, directly or indirectly through family or friends, take "short" positions in the Company's securities.

Transactions in securities markets, wherever located, are subject to the policies and procedures described in this Code. Certain jurisdictions may have stricter requirements than those discussed in this Code, and colleagues should always consult with a Legal Department representative with regard to such requirements.

"Material information" is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Examples include, but are not limited to, information relating to acquisitions and divestitures, changes in key management, large contracts, material contract cancellations, new products or processes, earnings figures and trends, dividend changes and important information on litigation, contracts or joint ventures. In addition, it should be emphasised that material information does not have to relate to a company's business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could also be material. For any questions regarding the materiality of certain information, please consult the Legal Department.

Directors, executive officers and certain other colleagues of the Company are from time to time in possession of material non-public information. To prevent trading in Company stock while in possession of such confidential information, all directors, executive officers and other colleagues who, because of his or her office or employment within the Company, are likely to be in possession of material, non-public information relating to the Company should consult with the Legal Department before engaging (directly or indirectly) in any trading of Company stock.

ANTITRUST AND UNFAIR COMPETITION

DEAL FAIRLY WITH ALL CUSTOMERS, SUPPLIERS AND COMPETITORS. THE COMPANY IS COMMITTED TO PRINCIPLES OF FREE AND COMPETITIVE ENTERPRISE.

ANTITRUST

It is Company policy to comply with the antitrust laws that apply to our operations throughout the world. The underlying principle behind these laws is that a person who purchases goods in the marketplace should be able to select from a variety of products at competitive prices unrestricted by artificial restraints, such as price fixing, illegal monopolies and cartels, boycotts and tie-ins. We believe in these principles of free and competitive enterprise and are firmly committed to them.

Certain violations of the antitrust laws are punishable as criminal offenses. In the U.S., criminal sanctions include fines of up to $10 million for companies and up to $350,000 and three years imprisonment for individuals. Some violations of the antitrust laws are felonies. The United States government may also seek civil injunctions. In addition, injured private parties may sue for threefold their actual damages stemming from any antitrust violation, plus an award of attorneys' fees and the costs of bringing suit. In the UK, criminal sanctions include up to five years imprisonment and/or unlimited fines for individuals. Fines can be imposed for up to 10% of UK turnover, for up to 3 years. Under EC competition law, fines of up to 10% of worldwide turnover can be imposed. In light of all these considerations, antitrust compliance is extremely important to the Company and all of its colleagues.

Antitrust and competition laws are very complex and voluminous and vary from country to country. The brief summary of the law below is intended to help colleagues recognise situations that raise potential antitrust or competition issues so that they can then consult the Legal Department.

    - Discussion of any of the following subjects with competitors, whether relating to the Company's or the competitors' products, is prohibited: past, present or future prices, pricing policies, lease rates, bids, discounts, promotions, profits, costs, margins, new products or processes not previously disclosed publicly terms or conditions of sale, royalties, warranties, choice of customers, territorial markets, production capacities or plans and inventories. Selected items of such information may be discussed with competitors who are also suppliers to us or distributors of our manufactured products, but such discussions should be limited to what is necessary in the supplier/distribution context. Colleagues may discuss with a supplier (who is incidentally a competitor) its prices and terms and conditions of sale to the Company and colleagues may also discuss with a dealer (who is incidentally a competitor) the Company's prices to that dealer for the Company's manufactured products.

    - You must not discuss or agree with any competitor about what prices the Company and the competitor will charge a customer or customers, nor about other terms (e.g., credit) or conditions of sale.

    - Competitive prices may be obtained only from sources other than competitors, such as published lists and mutual customers (but customers should not deliberately be used as a conduit to communicate information to competitors).

    - If at any trade association meeting you become aware of any formal or informal discussion regarding the following topics, you should immediately leave the meeting and bring the matter to the attention of the Legal Department. Such topics include:

            -    Prices;

            -    Discounts;

            -    Exclusion of members;

            -    Terms and conditions of sale;

            -    Geographic market or product market allocations/priorities;

            -    Bidding on specific contracts or customers;

            -    Refusal to admit members or to deal with a customer; or

            - Standardization among members of terms, warranties or product specifications.

    - Consult with the Legal Department and appropriate senior sales management before creating or terminating a relationship with, or refusing to sell to, a dealer, distributor, customer or prospective customer. While the Company is free to select its own customers, terminations and refusals to sell often lead to real or claimed antitrust violations.

    - Consult with the Legal Department early in the process of evaluating any proposed merger, acquisition or joint venture.

    - Distributors and dealers may resell Company products in accordance with their contracts at prices they independently establish and generally they may handle any competitive merchandise. You may not come to any understanding or agreement with a distributor or dealer concerning its resale prices. Limits on a distributor's territory or classes of customers must be reviewed with a member of the Legal Department prior to implementation.

    - It is against Company policy to make our purchases from a supplier dependent on the supplier's agreement to buy from us.

    - You may not unfairly disparage or undermine the products or services of a competitor, whether by advertisement, demonstration, disparaging comments or innuendo.

    - It is Company policy that all customers and suppliers be treated fairly and not be discriminated against.

    - If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if colleagues have questions about the legality of any information gathering process, such colleagues should contact the Legal Department promptly.

UNFAIR COMPETITION

Federal and state laws prohibit unfair methods of competition and unfair or deceptive acts and practices. These laws, like antitrust laws, are designed to protect competitors and consumers. While it is impossible to list all types of prohibited conduct, some examples include:

    - Commercial bribery or payoffs to induce business or breaches of contracts by others;

    -    Acquiring a competitor's trade secrets through bribery or theft;

    - Making false, deceptive, or disparaging claims or comparisons regarding competitors or their products;

    -    Mislabeling products; and

    - Making affirmative claims concerning one's own products without a reasonable basis for doing so.

In particular, all public statements by or on behalf of the Company, including in connection with advertising, promotional materials, sales representations, warranties and guarantees, should always be truthful and have a reasonable basis in fact and should not be misleading or purposefully made easily susceptible of misinterpretation.

ENVIRONMENT

THE COMPANY IS COMMITTED TO ENVIRONMENTAL EXCELLENCE AND IMPROVING WORKING CONDITIONS. A SAFE AND HEALTHY WORKPLACE IS TO THE BENEFIT OF ALL COLLEAGUES.

The Company is committed to achieving environmental excellence. The Company strives to avoid adverse impact and injury to the environment and the communities in which we do business.

Colleagues must seek to minimise the impact of the Company's products, processes, and services on the environment. Facilities must comply with environmental laws and not operate without the required environmental permits, approvals, and controls. Facilities and business units must have an environmental plan in place, must follow that plan, and must update it annually. Responsible individuals must keep pollution-control equipment in proper working order. They must submit accurate and timely reports of the environmental information required by government agencies and the Company. Facilities and business units will be subject to periodic audits of regulatory compliance.

It is Company policy to provide each of its colleagues with a safe and healthy workplace. The Company is also committed to the environment and all colleagues are expected to support responsible environmental practices and Company initiatives to protect our communities. To support those policies, colleagues must abide by all applicable environmental, health and safety rules, regulations and practices and must assume responsibility for taking the necessary precautions to protect themselves, their co-workers and the communities in which we do business. While every colleague is not expected to be expert in every health and safety or environmental requirement, colleagues are expected to understand those requirements that apply to their area of responsibility and to report accidents and unsafe practices or conditions to their supervisors or other designated persons. The Company will ensure that appropriate, timely action will be taken to correct unsafe conditions. Additionally, our facilities will be subject to periodic environmental, health and safety assessments to help ensure compliance with all applicable laws and regulations.

RELATIONS WITH GOVERNMENT AGENCIES AND OUTSIDE ORGANIZATIONS

TAKE SPECIAL CARE WHEN DEALING WITH GOVERNMENTAL AUTHORITIES. CONSULT BEFORE YOU ACT.

GENERALLY

The Company must take special care to comply with all the special legal and contractual obligations applicable to transactions with government authorities. Violations of such laws may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual colleagues or the Company.

SELLING TO GOVERNMENT INSTITUTIONS

Colleagues must strictly adhere to the Anti-Kickback Act of 1986, which prohibits government contractors and subcontractors from giving or receiving anything of value in order to receive favorable treatment. In general, when involved with federal government contracts, colleagues should consult with sales personnel who have experience in this area. Political Contributions and Activities

Colleagues must obey the laws of the United States, the United Kingdom and host countries in promoting the Company's position to government authorities and in making political contributions. Political contributions by the Company to United States federal, state or local political candidates may be prohibited or regulated under the election laws. Colleagues may not use corporate funds to contribute to a political party, committee, organization or candidate in connection with a federal campaign without the review and written approval of the Company's Legal Department.

In respect of any donation to political organisations in the European Union, colleagues must also obtain prior written approval from the Legal Department. In this context, a donation may be deemed to cover all gifts, fees, subscriptions, expenses, loans on anything other than commercial terms and the provision of property, services and facilities otherwise than on commercial terms

Good communications and relationships with federal, state and municipal elected and appointed officials are important to the Company. Public officials are Company customers and require an overall Company approach. Please refer to the "Doing Business Internationally" section of this Code concerning relations with foreign government officials.

PERSONAL INVOLVEMENT AND PACS

Colleagues are encouraged to participate in the political process. Voting, expressing views on public policy, supporting and contributing to candidates and political parties and seeking public office are a few of the ways colleagues may choose to be involved. In the conduct of their personal civic and political affairs, colleagues should at all times make clear that their views and actions are their own and are not those of the Company. The Company does not seek to limit the activities in which colleagues may participate on their own time, or the gifts or contributions they may voluntarily make with their own funds. Colleagues who seek elective office or accept appointive office must notify their manager in advance and indicate how the duties of the office will affect their job performance.

GOVERNMENT PROCUREMENT

It is Company policy to sell to all customers, including U.S. government-related entities, in an ethical, honest and fair manner. Listed below are some of the key requirements of doing business with the government:

- Accurately representing which Company products are covered by government contracts;

-   Providing high-quality products at fair and reasonable prices;

-   Not offering or accepting kickbacks, bribes, gifts or other gratuities;

- Not soliciting or obtaining proprietary or source-selection information from government officials prior to the award of a contract;

- Hiring present and former government personnel only in compliance with applicable laws and regulations; and

- Complying with applicable laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies.

RESPONDING TO GOVERNMENT AND OTHER INQUIRIES

It is Company policy to cooperate with all reasonable requests concerning Company operations from any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, provincial, county, city or other political subdivision, foreign or domestic, such as the Medicines and Healthcare Products Regulatory Agency, United Kingdom Listing Authority, the Financial Services Authority, the Federal Trade Commission, the Food and Drug Administration, the Office of Inspector General for various agencies, the Securities and Exchange Commission and the Department of Justice. Colleagues must immediately forward any such requests, including requests for interviews or access for government officials to Company facilities and documents to the Legal Department and before any responsive action is taken. If you are unclear about your business unit's procedures in responding to such requests, notify the Legal Department immediately and wait for instructions before proceeding. Additionally, colleagues are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Legal Department.

For those colleagues outside of the Legal Department who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the Legal Department is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind.

Similarly, all inquiries or documents received from any attorney or legal representative not affiliated with the Company must be immediately forwarded to the Legal Department.

TAX VIOLATIONS

The Company and its colleagues, whether acting on behalf of the Company or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should colleagues solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Company and its colleagues, whether acting on behalf of the Company or individually, are not permitted to (i) make false statements to local tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from local tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to local tax authorities, or (v) willfully fail to collect, account for or pay a tax.

To comply with U.S. Internal Revenue Service regulations and PAYE rules in the United Kingdom, the Company requires that prizes awarded by the Company (or any of its United States affiliates) to colleagues in connection with business-related contests and promotions be reported to the Payroll Department for inclusion in the colleague's reportable income (and/or for P11D in the United Kingdom).

The Company has additional tax obligations to its colleagues and local tax authorities. For example, it must provide wage statements to its colleagues, collect and deposit income and employment taxes (including national insurance contributions) and obtain licenses for the collection of foreign payment of interest or dividends.

In addition to complying with the tax laws, colleagues must cooperate fully with any regulatory entity or governmental authority. Moreover, colleagues may not interfere with the administration of the tax laws (e.g., bribing a tax agent). To this end, colleagues are required to respond immediately to inquiries from a tax authority, including any summons to testify or produce books, accounts, records, memoranda or other papers.

MEDIA RELATIONS

In order to ensure professional and consistent handling, requests from the media should be referred to the Senior Vice President, Finance and Planning. Colleagues may not speak to a member of the media unless previously authorised to do so by the Chief Executive Officer or his designee and the Senior Vice President, Finance and Planning. All individuals whose communications have been approved must restrict their comments to their specific area of expertise.

The following topics should not be discussed with the media, even during a generally authorised contact, without the prior approval of the specific content to be discussed by the Senior Vice President, Finance and Planning:

         -    Client/customer/supplier relationships;

         -    Trading information;

         -    Rumors;

         -    Matters of litigation/arbitration involving the Company;

         -    Regulatory matters involving the Company;

         -    Proprietary information;

         -    Company policy or strategy;

         -    Human Resources issues; or

         -    Areas beyond the colleague's assigned area of expertise.

If you are asked about any of these topics, politely explain that it is inappropriate for you to comment and refer them to the Senior Vice President, Finance and Planning. Be sure to inform the Senior Vice President, Finance and Planning of the contact as soon as possible.

DOING BUSINESS INTERNATIONALLY

THE COMPANY OPERATES GLOBALLY. BE SURE TO UNDERSTAND ANY ADDITIONAL REQUIREMENTS WHICH MAY APPLY TO OVERSEAS ACTIVITIES.

GENERALLY

While the Company must adapt to business customs and market practices in global markets, all colleagues worldwide must adhere to applicable laws regulations and standards. Every colleague must also respect the laws, cultures and customs of all countries in which the Company operates and should conduct the Company's overseas activities in a way that contributes to its development in all such locales.

FOREIGN CORRUPT PRACTICES ACT

The Company and its colleagues, agents, distributors and representatives are required to comply with the United States Foreign Corrupt Practices Act of 1977 (and amendments) (FCPA). The FCPA reaches conduct occurring outside of the territorial boundaries of the United States and applies to domestic and foreign subsidiaries of the Company and to both United States citizens and non-United States citizens. Under this act:

    - The Company and its shareholders, directors, agents, officers and colleagues are prohibited from making or authorizing payment of either money or anything of value, directly or indirectly, to non-United States government officials, political parties or candidates for political office outside the United States to win or retain business or influence any act or decision of such officials.

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    -    All books, records and accounts, domestic and overseas, must accurately and fairly reflect business transactions and dispositions of the Company's assets.

    - A system of internal accounting controls must be maintained to provide adequate corporate supervision over the accounting and reporting activities at all levels.

    - Certain payments and gifts to non-United States colleagues whose duties are essentially ministerial or clerical may be permissible. It is often difficult to determine the legality of such payments under local law at a given location. You must consult with the Legal Department before authorizing or making any such payment.

EXPORT CONTROL LAWS

All colleagues and agents of the Company and its overseas subsidiaries must be scrupulous in complying with the letter and the spirit of United States export control laws and the export control laws of other countries where the Company does business.

United States regulations apply to both products and "technical data." Products include those manufactured in the United States, those containing United States parts and those manufactured in countries outside of the United States based on United States technology. Technical data ranges from software to written materials, such as product brochures. Such simple acts as sending a facsimile or allowing a foreign national to tour and observe some manufacturing processes could form the basis for a violation of export control laws.

The export controls of the United States and other countries in which the Company operates include restrictions on the countries, persons and entities with which we can trade and may in some instances require that licenses be obtained from appropriate governmental authorities before shipment. Exports may also be subject to control, based on the Commerce Control List classification of the items concerned, or based on the end user or end use of the items. Such restrictions apply to both sales and humanitarian gifts. Shipments to any entity outside the restricted countries are also prohibited if you know, or have reason to know that such an entity intends to re-export the Company's goods to one or more of those countries, or to a prohibited end user or end use.

For these reasons, no one should be involved in exports unless they have been trained and are working with the export compliance officer for their division. This includes situations in which you know the Company's domestic customer intends to export what they buy from the Company or to export that which they want the Company to donate to them. Each exporting division must have export control procedures and an internal control program to ensure full compliance with applicable export control laws and regulations. Each exporting division will ensure that an export compliance officer is appointed to oversee the program and to provide guidance on export control issues to colleagues in that division. Because of the fluid international political environment, you should check with your export compliance officer if you are uncertain about a shipment. All colleagues and managers are responsible for advising their export compliance officer of any export control-related occurrence, development or investigation of possible legal significance to the Company.

IMPORTS

Although somewhat less complex, imports should be made by involving the division's import compliance officer who has been trained in import regulations, including entry procedures, import documentation and record keeping requirements, tariff classification, special duty programs, prohibitions or restrictions on imports from certain countries, etc.

INTERNATIONAL BOYCOTTS

All colleagues and agents worldwide are required to comply with applicable United States laws and actions of the United Nations pertaining to activities associated with prohibited foreign economic boycotts.

The anti-boycott regulations of the United States Department of Commerce and the Internal Revenue Service prohibit United States companies and foreign business concerns controlled by United States companies from engaging in unsanctioned boycotts with respect to products or services. Although the regulations are complex and extremely broad regarding the activities proscribed, these regulations generally prohibit applicable entities and individuals from acting in support of a boycott of any foreign country where the United States does not recognise the boycott. The largest international boycott today is that of Israel and the related blacklist of companies doing business with Israel by certain Arab countries.

Prohibited activities connected with boycotts, include:

    - Refusing to do business with boycotted countries and their citizens or companies "blacklisted" from doing business with these countries.

    - Furnishing information about the Company's or any person's past, present or prospective relationship with boycotted countries or "blacklisted" companies.

    - Furnishing information about any person's race, religion, sex or national origin or membership or support of charitable organizations supporting a boycotted country.

    - Discriminating against individuals or companies on the basis of race, religion, sex or national origin.

    - Paying, honoring or confirming letters of credit which contain any conditions or requirements that are prohibited by anti-boycott laws or regulations.

Such language may appear in contracts, purchase orders or shipping documents and you should be attentive to looking for clauses of this nature.

The law also requires that requests for information supportive of a boycott be reported to the United States government. Any such requests should be immediately directed to the Legal Department and they will advise you concerning reporting requirements and procedures.

Any director, officer or other colleague who violates this policy, orders another to violate this policy, or knowingly permits a subordinate to violate this policy will be subject to appropriate disciplinary action.

MISCELLANEOUS PROVISIONS

PRODUCT QUALITY AND REGULATORY COMPLIANCE

The Company has established and maintains a regulatory compliance system that conforms to Company requirements and complies with all applicable laws. The Company and its individual business units have developed systems to adhere to a variety of regulations applicable to our diverse business functions. Compliance and quality assessment are conducted either by business units or corporate staff to facilitate an objective analysis of operations.

Management is responsible for effectively communicating and training each colleague on relevant quality and regulatory standards, the specifications each colleague must meet and the procedures each must follow.

Each colleague is responsible for the quality of his or her work, for implementing the relevant provisions of the quality system and for complying with policies and procedures. Colleagues must promptly report any violations of the law or suspected instances of non-conformance with specifications or procedures to line management as well as to the management representative in charge of the quality system. Management will consider disciplinary actions up to and including dismissal for violations of quality system requirements.

Typical compliance and quality issues that are addressed by corporate and/or division policies and procedures include the proper accountability of pharmaceutical product samples, design control procedures to ensure that products and manufacturing processes conform to regulations, and procedures to isolate nonconformance with policies and implementation of remedial action to prevent a recurrence.

Each colleague may be held personally liable for intentional violations of applicable laws, regulations or standards. Colleagues in a supervisory capacity may be liable for violations committed by colleagues under their supervision. Every colleague is expected to be diligent in preventing, detecting and promptly reporting violations or instances of non-conformance.

EMPLOYMENT OF CLOSELY RELATED PERSONS

The Company aims to ensure that its workplace is fair and untainted by any possible perception of favoritism. It is Company policy not to employ persons closely related to a colleague with seniority of Vice President or higher without certain approvals. The hiring of any colleague who is closely related to an executive officer must first be approved by the Board of Directors. The hiring of persons closely related to any other colleague with seniority of Vice President or higher must first be approved by the executive officers responsible for the group or groups into which each of the new hire and related executive report or will report, as the case may be.

Closely related persons cannot be employed in jobs where one Company colleague has direct control over any aspect of the related Company colleague's job. Related Company colleagues may not share responsibility for control or audit of significant Company assets.

If a situation develops that conflicts with this policy, the Human Resources Department in conjunction with the appropriate department head will review the circumstances and make recommendations, up to and including transferring of one colleague to another department.

If the Company determines that there is a likely negative business impact from the employment of relatives, and no suitable transfer can be arranged, the Company may terminate one of the two relatives. The decision on who will be terminated will include such factors as business need, job performance, length of service, and will rest solely with the Company.

FOR PURPOSES OF THIS POLICY, "CLOSELY RELATED PERSONS" INCLUDE SPOUSES, DOMESTIC PARTNERS, CHILDREN, STEPCHILDREN, WARDS, GRANDCHILDREN, PARENTS, GRANDPARENTS, SIBLINGS, IN-LAWS, UNCLES, AUNTS, NIECES, NEPHEWS, AND COUSINS.

DRUGS AND ALCOHOL

As a respected provider of ethical pharmaceutical products, the Company maintains a reputation for quality and integrity throughout the industry. In order to fulfill this commitment to our customers and to maintain our status as a "responsible source" for the award of federal contracts under the U.S. Drug-Free Workplace Act, the Company has implemented the policy described below. All colleagues are hereby advised that full compliance with the Company's Drug-Free Workplace policy shall be a condition of employment.

The possession, use, sale, or exchange of illegal drugs or other controlled substances are a risk to the Company, the colleague, other individuals, and in certain instances, a violation of the law. The Company will not tolerate known abuse of illegal drugs, alcohol, or other controlled substances. Unless prescribed and documented by a physician, the possession and use of drugs on Company premises or at Company-sponsored events are subject to disciplinary action up to and including termination.

ANY PLACE COMPANY WORK IS CONDUCTED IS DECLARED A DRUG-FREE WORKPLACE. This means that colleagues cannot, for any reason, illegally manufacture, distribute, dispense, possess, or use any controlled substance EXCEPT AS PRESCRIBED BY A PHYSICIAN.

Examples of controlled substances include (note: this list is not meant to be all-inclusive):

    -    Narcotics (heroin, morphine, etc.);

    -    Cannabis (marijuana, hashish);

    -    Stimulants (cocaine, diet pills, etc.);

    -    Depressants (tranquilizers);

    -    Hallucinogens (PCP, LSD, "designer drugs," etc);

    -    Ecstasy; and

    -    Methamphetamine

Should a U.S. colleague be convicted of violating a criminal drug statute in the workplace, the law in the United States requires that he/she notify the Company within five (5) days of the conviction (including pleas of guilty or nolo contendere). Failure to do so can subject the colleague to disciplinary action up to and including termination of employment. Under U.S. law, the Company must then notify the federal contracting officer of the conviction within ten (10) days. On notice of such a conviction, the Company must then either discipline the colleague or offer participation in an approved rehabilitation or drug abuse assistance program. The particular action taken is at the Company's discretion.

ALL COLLEAGUES ARE ASKED TO ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED OF THE ABOVE POLICY AND AGREE TO ABIDE BY IT IN ALL RESPECTS. UNDER U.S. LAW, THIS ACKNOWLEDGEMENT AND AGREEMENT ARE REQUIRED AS A CONDITION OF CONTINUED EMPLOYMENT.

Off-the-job involvement with illegal drugs can have an impact on health and safety in the workplace. In order to establish and maintain a drug-free work environment, drug testing of colleagues will occur as permitted by applicable laws. If a colleague appears unfit for work, the Company may, at its discretion, require the colleague to submit to an immediate drug test and/or alcohol test. A confirmed positive drug test and/or alcohol test over acceptable limits may lead to disciplinary action, up to and including termination of employment.

EQUAL EMPLOYMENT OPPORTUNITY

AFFIRMATIVE ACTION

In our efforts to develop our Affirmative Action Programme, we reaffirm and formalize our commitment to the principle of equal employment opportunity.

The Company's policy is to ensure equal employment opportunity without regard to race, color, religious creed, national origin, ancestry, age, sex, marital status, disability, atypical hereditary cellular or blood trait, liability for service in the Armed Forces of the United States, veteran status, affectional or sexual orientation, or any other characteristic protected by applicable law. Whilst this document cannot be considered an employment contract between the Company and its colleagues, we view the principle of equal opportunity as a vital element in the employment process and as a hallmark of good management.

         In developing our Affirmative Action Programme, the Company is committed to:

    - recruiting, hiring, training and promoting persons in all job classifications without regard to race, color, religious creed, sex, affectional or sexual orientation, disability, marital status, age, national origin, ancestry, atypical hereditary cellular or blood trait, liability for service in the Armed Forces of the United States, veteran status, or any other characteristic protected by applicable law;

    - ensuring that promotion decisions are in accordance with equal employment opportunity requirements and impose only valid, job-related criteria for promotional opportunities; and

    - ensuring that all personnel actions relating to compensation, benefits, transfers, terminations, training, and education are administered in a fair and non-discriminatory manner.

WORKPLACE HARASSMENT

The Company respects the personal dignity of each individual, honors diversity and is intolerant of violence, discrimination, harassment, or retribution in the workplace.

It is Company policy to maintain a work environment that is free of harassment and intimidation. The Company will not tolerate inappropriate verbal, nonverbal or physical conduct by any colleague because of another colleague's race, colour, religious beliefs, sex, affectional or sexual orientation, disability, marital status, age, national origin, ancestry, atypical hereditary cellular or blood trait, liability for service in the Armed Forces of the United States or veteran status or any other characteristic protected by applicable law. The Company will not tolerate conduct which is of an intimate or sexual nature or which harasses, disrupts or interferes with another's work performance or which creates an intimidating, offensive, abusive or hostile work environment. Such conduct is not only against Company policy but may, in certain circumstances, be unlawful. Each of us is responsible for maintaining a harassment-free environment. Violations of this policy will not be permitted and may result in disciplinary action including, where appropriate, termination of employment. In addition, colleagues may be held personally liable for engaging in or supporting acts of workplace harassment.

Colleagues who feel they are being harassed, should immediately ask the offending person to stop. If colleagues are uncomfortable with a direct approach, or if it fails to solve the problem, they should immediately report the situation to the Vice President, Human Resources at (973) 442-3223 or rsteitz@wclabs.com. If additional guidance is required, or the matter is particularly sensitive or local representatives fail to address the problem, colleagues should immediately contact the Executive Vice President, Corporate Development and General Counsel, at (973) 442-3316 or tbruno@wclabs.com. For the Company to be able to remedy alleged harassment, it is imperative that claims be brought to the attention of management.

Investigations of all reports of harassment will be thoroughly and discreetly investigated by members of management who are not involved in the alleged harassment.

WORK AND LIFE RESOURCES

The Company is committed to respecting colleagues as individuals and providing an environment that emphasises a healthy balance between work, personal and family life. The Company recognises that the changing work force and family composition is such that lines between work and personal life can be difficult to separate. A colleague's ability to work may, at times, be affected by situations in their personal life. The Company can assist colleagues by providing information, resources or programs that better enable colleagues to actively manage personal aspects of their lives. Talk to the Human Resources Department for confidential assistance in finding help with work, family, personal matters, legal or financial issues, through a colleague assistance program or similar resource.

                                                                      APPENDIX A

                            WHISTLEBLOWER PROCEDURES

A.       DUTIES OF AUDIT COMMITTEE

Part of the duties and responsibilities of the Audit Committee is to receive, retain, investigate and act on complaints and concerns of employees and shareholders ("Reports") regarding (i) questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company's accounting policies (each a "Questionable Accounting Act") and (ii) retaliation against employees who report Questionable Accounting Acts ("Retaliatory Act").

B.       PROCEDURES FOR RECEIVING REPORTS

         1. Any Report that is made directly to Management, whether openly, confidentially or anonymously, shall be promptly reported to the Chair of the Audit Committee, together with a recommendation of whether Management or the Audit Committee should investigate the Report. If, taking into account the considerations set forth below, the Audit Committee determines that Management should investigate the report, Management shall do so promptly and shall report the results of its investigation, in writing, to the Audit Committee.

         2. Any Report that is made to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Chair of the Audit Committee in consultation with the Director of Internal Audit. The Chair of the Audit Committee shall determine on behalf of the Audit Committee, taking into account the considerations set forth below, whether the Audit Committee or Management should investigate the Report.

                  a. If the Audit Committee determines that Management should investigate the Report, the Chairman of the Audit Committee will notify the General Counsel in writing of that conclusion. Management shall promptly investigate the Report and shall report the results of its investigation, in writing, to the Audit Committee.

                  b. If the Chair of the Audit Committee determines on behalf of the Audit Committee that the Audit Committee should investigate the Report, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. It shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

C. CONSIDERATIONS RELATIVE TO WHETHER THE AUDIT COMMITTEE OR MANAGEMENT SHOULD INVESTIGATE A REPORT

         In determining whether Management or the Audit Committee should investigate a Report, the Chair of the Audit Committee shall consider, among any other factors that are appropriate, the following:

         1. Who is the alleged wrongdoer? If a high level management official is alleged to have engaged in wrongdoing, that factor alone may militate in favor of the Audit Committee conducting the investigation.

         2. How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate it is for the Audit Committee to undertake the investigation.

         3. How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate it is for the Audit Committee to undertake the investigation.

D.       PROTECTION OF WHISTLEBLOWERS

                  Consistent with the policies of the Company, the Audit Committee shall not retaliate, and shall not tolerate Management or any other person or group retaliating, directly or indirectly, against anyone who, in good faith, reports a Questionable Accounting Act or a Retaliatory Act or provides assistance to the Audit Committee, Management or any other person or group, including any governmental or regulatory body, investigating a Report. The Audit

Committee shall not, unless compelled by judicial process, reveal the identity of any person who reports a Questionable Accounting Act or a Retaliatory Act and who asks that his or her identity as the person who made such Report remain confidential and shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes a Report anonymously.

E.       RECORDS

                  The Audit Committee shall retain for a period of seven years all records relating to any Report of a Questionable Accounting Act or a Retaliatory Act and to the investigation of any such Report.

F.       PROCEDURES FOR MAKING COMPLAINTS

                  In addition to any other avenue available to an employee, any employee or shareholder may report to the Audit Committee openly, confidentially or anonymously any known or suspected Questionable Accounting Act or Retaliatory Act. Reports of a Questionable Accounting Act or a Retaliatory Act can be made orally or in writing to (i) Dr. Harold A. Ennis, Director and Chairman of the Audit Committee at 3 Ailsa Road, Cultra, Holywood, Co. Down, Northern Ireland BT18 0AS, 011-44-28-90-42-6197 or ennis@ailsa3.fsnet.co.uk, or (ii) the outside counsel of the Company in writing or by telephone by contacting Gary Horowitz, Esq., Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, (212) 455-7113 or ghorowitz@stblaw.com. Reports of a Questionable Accounting Act or a Retaliatory Act can also be made directly to management either (a) confidentially by contacting the General Counsel in writing or in person at the Company's offices at 100 Enterprise Drive, Rockaway, New Jersey 07866, (973) 442-3371, tbruno@wclabs.com or (b) if made by an employee, anonymously, by calling Dr. Ennis or Mr. Horowitz as provided above.